Management Agreement

Party A:    Federal Mining Resources Limited (“Party A”)

Party B:    Gold Billion Global Limited (“Party B”)

Article One: General Principles

Section 1.1         To adapt to the changing commercial markets, Party A entrusts the management rights of Champmark Sdn Bhd (“Champmark”), a privately limited liability company incorporated in Malaysia, to Party B. Party A and Party B enter into this agreement in goodwill in accordance to the Laws of British Virgin Islands.

Section 1.2         Party A owns 85% equity interest in Champmark.  Champmark is the Mining Contractor of the Mining Lease for Site IV-1 at the Merapoh Gold Mine under the Contract for Work with MMC Corporation Berhad, the Permit Holder of the Mining Lease.

Article Two: Term

Section 2.1  Term. The term of this agreement shall commence on the date of execution of this agreement and shall remain in force and effect until both Parties consider that the achievement of the objective of this agreement is no longer possible or not to a satisfactory degree, the Parties may decide at any moment to terminate the agreement on a date mutually agreed upon.

Article Three: Rights & Obligations

Section 3.1  Rights & Obligations of Party A

(1)              Party A retains the control over the ownership, the mortgage rights, and the disposition of the assets of Champmark. When Party A exercises the rights over the assets of Champmark, such action shall not affect Party B’s ability to maintain normal management and operation of Champmark’s mining operation at Site IV-1 of the Merapoh Gold Mine and should undertake to advise Party B in writing at the earliest possible time.

(2)              Party A shall provide to Party B the location for the management and operation of Site IV-1 of the Merapoh Gold Mine in Pahang, Malaysia.

Party A acknowledges that its reasonable good faith cooperation is critical to the ability of Party B to perform its duties hereunder successfully and efficiently. Accordingly, Party A agrees to cooperate fully with Party B in facilitating Party B to formulate goals and objectives which are deemed to be in Champmark’s best interest.

Section 3.2        Rights & Obligations of Party B

(1)                           Party B shall resume the management and administrative rights over the day-to-day business affairs of Champmark and the mining operation at Site IV-1 of the Merapoh Gold Mine. Party B shall be responsible for setting the operational objectives and management operating system for Champmark in accordance to the laws, decree and pertinent rules and regulations and the terms and conditions of this agreement.

(2)                           Party B shall hold the final right for the appointment of members to the Board of Directors and the management team of Champmark.

(3)                           Party B shall become the principal of Champmark and hold the right to authorize Champmark to act for and on behalf of Party B, and to impose non-compete restriction on Champmark.

(4)                           Party B shall provide financial support to Champmark that include the obligation to bear losses incurred by Champmark under normal operation circumstances. Party B shall also provide funding for further investment in Champmark and be entitled to the option of purchasing an equity interest in Champmark.

(5)                           Party B shall be entitled to the sharing of profit and the right to impose no dividend policy,

(6)                           Party B is responsible for preparing the management operations plan, the plan for use of funds, and final financial report.

(7)                           Party B shall resume the responsibility for management of the personnel, supplies and equipments of Champmark. Party B could recruit, hire, train, promote, assign, set compensation level, and discharge all operation and service personnel.

Article Four: Party B Management Executives

Section 4.1  Accountability. Party B shall apply the management accountability concept to Champmark. Each level of the management and each department shall be responsible for their performance and be accountable for their actions, with the management appointed by Party B being accountable for the performance of Champmark. The responsibilities of the management include:

(1)   based on Champmark’s actual situation and management requirements, develop the strategic plan for the setup and personnel modification to support Champmark’s growth;

(2)   develop the operation plan and budget for the fiscal year and responsible for the day-to-day operations and management controls;

(3)   solve problem areas as identified by Party A, recognize needed improvements, take corresponding corrective action and determine the strategic plan required;

(4)   responsible for the day-to-day operation of Champmark, represent Champmark in all general business transaction and is authorized to negotiate and enter into agreements on behalf of Champmark.

In order to fulfill the above responsibilities, the management shall assert command over the business affairs and operations of Champmark. The various department heads shall perform their responsibilities according to the corporate strategy as set out by Party B.

Article 6: Liabilities for Breach of Contract

Section 6.1  Party A’s Liabilities. If Party A fails to comply with the terms and conditions as set out in this agreement, causing Party B unable to meet the management objectives, Party B has the right to request Party A to resolve the problem within a certain timeframe. If Party A is unable to resolve the situation, Party B has the right to terminate this agreement. Party A shall compensate Party B for all related financial loss and damages.

Section 6.2  Party B’s Liabilities. If Party B fails to comply with the terms and conditions as set out in this agreement and unable to deliver the management objectives, Party A has the right to request Party B to resolve the problem within a certain timeframe. If Party B is unable to resolve the situation, Party A has the right to terminate this agreement. Party B shall compensate Party A for all related financial loss and damages.

Article 7: Miscellaneous

Section 7.1  Completion. Party A shall complete all procedures required to transfer the management operations rights of Champmark and the Site IV-1 of Merapoh Gold Mine to Party B within 30 days of execution of this agreement.

Section 7.2 Complementation Agreements. The parties can execute supplementary terms to this agreement in writing as complementation agreement, which is executed by the parties hereto.

Section 7.3  Copies. There are two copies of this agreement, each party has one copy and each copy is a legally binding document.

Section 7.4  Force Majeure. During the term of this agreement, if some unforeseen event beyond the control of the parties that prevents any of the parties from performing its obligations under the agreement, both parties shall promptly handle the situation in accordance to the laws.

Section 7.5  Termination. In case of disputes during the term of this agreement, the parties shall try to resolve the dispute amiably. In the event if the issues cannot be resolved, the parties shall request to the other party in writing 30 days prior to the termination of this agreement.

Section 7.6 This agreement shall become a legally binding document when the parties have caused this agreement to be executed on the date sign and sealed by their duly authorized representatives.

Party A                                                                      Party B

Federal Mining Resources Limited                         Gold Billion Global Limited

/s/ Lai Kui Shing Andy                                            /s/ Mind Ding Wu

Representative: Lai Kui Shing Andy                          Representative: Ming Ding Wu

Date:     1/7/2013                                                     Date:     1/7/2013